Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533

Free Writing Prospectus dated March 3, 2016
$1,297,930,000 or $1,933,180,000
Mercedes-Benz Auto Lease Trust 2016-A
Issuer
Daimler Trust Leasing LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated March 3, 2016 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuer will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.
	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Class A-1	P-1 (sf)	F1+ (sf)
Class A-2A	Aaa (sf)	AAA (sf)
Class A-2B	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.
Joint Bookrunners

MUFG	Barclays	Lloyds Securities

Co-Managers
COMMERZBANK		Credit Agricole Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-877-649-6848.